Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Fox Corporation for the registration of debt securities, class A common stock, class B common stock and preferred stock and to the incorporation by reference therein of our reports dated August 6, 2026, with respect to the consolidated financial statements of Fox Corporation, and the effectiveness of internal control over financial reporting of Fox Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 7, 2026